Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1) Registration Statement (Form S-8 No. 333-148375) of Forestar Group Inc.
2) Registration Statement (Form S-8 No. 333-159214) of Forestar Group Inc., and
3) Registration Statement (Form S-3 No. 333-179612) of Forestar Group Inc.
of our report dated March 14, 2013 (except for Note 16, as to which the date is November 20, 2013), with respect to the consolidated financial statements and schedule of Forestar Group Inc., and our report dated March 14, 2013 with respect to the effectiveness of internal control over financial reporting of Forestar Group Inc. included in this Current Report on Form 8-K dated November 20, 2013.

/s/ Ernst & Young LLP

Austin, Texas
November 20, 2013